Exhibit 99.1

News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President, Chief Financial Officer
412 227 2153
McCurrieBH@koppers.com

Koppers Holdings Inc. Reports First Quarter 2009 Results

-First quarter sales decline 18 percent-

-Railroad & Utility Products sales increase 17 percent-

-Carbon Materials & Chemicals sales decrease 35 percent-

-Net income attributable to Koppers of $4.1 million compared to $13.2 million-

-EPS of $0.20 per share compared to $0.63-

PITTSBURGH, PA May 7, 2009 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2009 first quarter.

The company’s sales for the first quarter decreased 18 percent, or $58.5 million, to $272.7 million, as compared to $331.2 million for the prior year quarter. This decrease was due to lower sales in the Carbon Materials & Chemicals (CM&C) segment, which decreased 35 percent, or $77.0 million, partially offset by higher sales in the Railroad & Utility Products (R&UP) segment that increased 17 percent, or $18.5 million. The reduction in sales in CM&C was due mainly to lower end-market demand for all major product lines, lower benchmark pricing for carbon black feedstock, and $20.8 million of negative foreign translation effects. Sales for R&UP were higher due primarily to higher volumes for crossties sold to the Class I railroads, partially offset by lower volumes for crosstie sales to commercial customers.

Net income attributable to Koppers for the quarter ended March 31, 2009 was $4.1 million or $0.20 per share as compared to net income attributable to Koppers of $13.2 million or $0.63 per share in the prior year quarter, due to lower volumes for most products, higher raw material costs from year end inventories, and lower selling prices for certain products in CM&C. Adjusted net income and adjusted diluted earnings per share amounted to $4.5 million and $0.22 per share for the three months ended March 31, 2009 after excluding after-tax charges of $0.2 million, compared to $12.2 million and $0.58 per share in the prior year period. A reconciliation of net income attributable to Koppers to adjusted net income and earnings per share to adjusted earnings per share are attached to this press release.

Adjusted EBITDA for the quarter ended March 31, 2009 was $24.8 million after excluding $0.4 million of charges for an outage at a co-generation facility, compared to adjusted EBITDA of $38.7 million in the first quarter of 2008. Adjusted EBITDA for both periods excludes discontinued operations. The decrease in adjusted EBITDA was mainly from reduced volumes and lower margins due to higher cost raw materials processed in the quarter in CM&C combined with lower foreign translation, which more than offset an increase in profit for R&UP. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Page 2 – Koppers Reports First Quarter 2009 Results

Commenting on the quarter, President and CEO Walter W. Turner said, “We are extremely pleased with the performance of our railroad business in the first quarter, with both volumes and profitability significantly higher than the first quarter last year. We expect this strength to continue through the second quarter of 2009. In the carbon materials and chemicals business, we continue to be negatively impacted by the volatility in our end markets. The first quarter was also negatively impacted by higher cost products and raw materials which were in inventory at year end, including phthalic anhydride, orthoxylene, and carbon black feedstock. These inventories have been worked off and we should see some second quarter improvement in margins as a result. Our global aluminum, steel, rubber and plasticizer end markets continued to be under distress, resulting in substantially lower volumes, margins and prices for some of our products. As outlined in our last call, we have taken steps to reduce costs, optimize our production facilities and emphasize cash flows in response to the current environment and we were pleased to see the positive impacts of these efforts in the first quarter that allowed us to maintain our profitability and increase cash on hand to $76 million. Given the global downturn combined with a historically weaker seasonal quarter, we were pleased to be able to generate profits and positive cash flow in the first quarter and should see improvements in our CM&C business as we move on to the historically stronger second quarter.”

Mr. Turner concluded, “Although at our last call we said we were hopeful that we would be in a position to provide guidance at this point in the year, we are still feeling the effects of a volatile economic environment in our aluminum and carbon black markets as well as the impact on raw material availability due to lower steel production, and therefore are not prepared to give specific guidance for 2009. However, given that the second quarter is typically positively impacted by seasonality, we are hopeful that when second quarter results are available we will be in a better position to project what we think the year will look like. In the meantime, we will continue to focus on optimizing production and profits and managing our cash flows.”

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, May 7, 2009, beginning at 11:00 a.m. EDT to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing (800) 762 8779 in the US/Canada or +1 (480) 248 5081 for International, Conference ID number 4035687. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at (800) 406 7325 or +1 (303) 590 3030, Conference ID number 4035687. The recording will be available for replay through May 21, 2009.

The live broadcast of Koppers conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=2164151. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com shortly after the live call and continuing through May 21, 2009.

Page 3 – Koppers Reports First Quarter 2009 Results

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. Such forward-looking statements speak only as of May 7, 2009, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

Page 4 – Koppers Reports First Quarter 2009 Results

Koppers Holdings Inc.

Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Net sales	$272.7	$331.2
Cost of sales (excluding items below)	233.9	275.7
Depreciation and amortization	6.0	6.9
Selling, general and administrative expenses	14.4	16.8

Operating profit	18.4	31.8
Interest expense	10.2	10.9

Income before income taxes	8.2	20.9
Income taxes	3.4	8.1

Income from continuing operations	4.8	12.8
Income from discontinued operations, net of tax	—	1.0
Loss on sale of discontinued operations, net of tax	(0.2)	—

Net income	4.6	$13.8
Net income attributable to non-controlling interests	0.5	$0.6

Net income attributable to Koppers	$4.1	$13.2
Earnings per common share attributable to Koppers common shareholders:
Basic-
Continuing operations	$0.21	$0.58
Discontinued operations	(0.01)	0.05

Earnings per basic common share	$0.20	$0.63
Diluted-
Continuing operations	$0.21	$0.58
Discontinued operations	(0.01)	0.05

Earnings per diluted common share	$0.20	$0.63

Weighted average shares outstanding (in thousands):
Basic	20,429	20,828
Diluted	20,479	20,901
Dividends declared per common share	$0.22	$0.22

Page 5 – Koppers Reports First Quarter 2009 Results

Koppers Holdings Inc.

Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	March 31, 2009 (Unaudited)	December 31, 2008
Assets
Cash and cash equivalents	$76.2	$63.1
Short-term investments	0.3	1.7
Restricted cash	4.2	4.2
Accounts receivable, net of allowance of $1.6 and $0.5	111.9	112.1
Inventories, net	155.1	171.8
Deferred tax assets	2.6	2.6
Other current assets	13.6	16.9

Total current assets	363.9	372.4
Equity in non-consolidated investments	6.5	6.0
Property, plant and equipment, net	141.8	144.8
Goodwill	57.8	58.4
Deferred tax assets	57.1	56.0
Other assets	23.0	23.5

Total assets	$650.1	$661.1

Liabilities
Accounts payable	$68.3	$82.1
Accrued liabilities	61.7	61.8
Dividends payable	4.5	4.5
Short-term debt and current portion of long-term debt	0.2	0.2

Total current liabilities	134.7	148.6
Long-term debt	379.5	374.7
Other long-term liabilities	112.6	111.8

Total liabilities	626.8	635.1
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,103,212 and 21,097,443 shares issued	0.2	0.2
Additional paid-in capital	126.9	126.6
Retained deficit	(38.3)	(37.8)
Accumulated other comprehensive loss	(50.4)	(47.4)
Treasury stock, at cost; 669,340 and 668,716 shares	(23.6)	(23.6)

Total Koppers stockholders’ equity	14.8	18.0
Noncontrolling interests	8.5	8.0

Total equity	23.3	26.0

Total liabilities and equity	$650.1	$661.1

Page 6 – Koppers Reports First Quarter 2009 Results

Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended March 31,
	2009	2008
Net sales:
Carbon Materials & Chemicals	$145.5	$222.5
Railroad & Utility Products	127.2	108.7

Total	$272.7	$331.2
Operating profit:
Carbon Materials & Chemicals	$6.5	$25.0
Railroad & Utility Products	12.3	7.2
Corporate	(0.4)	(0.4)

Total	$18.4	$31.8

Operating margin:
Carbon Materials & Chemicals	4.5%	11.2%
Railroad & Utility Products	9.7%	6.6%

Total	6.7%	9.6%
Adjusted operating profit (1):
Carbon Materials & Chemicals	$6.5	$25.0
Railroad & Utility Products	12.7	7.2
All Other	(0.4)	(0.4)

Total	$18.8	$31.8
Adjusted operating margin:
Carbon Materials & Chemicals	4.5%	11.2%
Railroad & Utility Products	10.0%	6.6%

Total	6.9%	9.6%

(1)	Cost of sales for Railroad & Utility Products for the three months ended March 31, 2009 includes $0.4 million for an outage at a co-generation facility in Muncy, Pennsylvania.

Koppers believes that adjusted net income and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

Page 7 – Koppers Reports First Quarter 2009 Results

KOPPERS HOLDINGS INC.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended March 31,
	2009	2008
Net income attributable to Koppers	$4.1	$13.2
Charges impacting pre-tax income (1)
Co-generation plant outage	0.4	—

Total charges above impacting pre-tax income	0.4	—
Charges impacting net income, net of tax benefit at 39%	0.2	—

Adjusted net income including discontinued operations	$4.3	$13.2

Discontinued operations	0.2	(1.0)

Adjusted net income	$4.5	$12.2

(1)	Cost of sales for the three months ended March 31, 2009 includes $0.4 million for an outage at a co-generation facility in Muncy, Pennsylvania.

KOPPERS HOLDINGS INC.

RECONCILIATION OF DILUTED EARNINGS PER SHARE AND ADJUSTED DILUTED EARNINGS

PER SHARE

(In millions except share amounts)

	Three Months Ended March 31,
	2009	2008
Net income attributable to Koppers	$4.1	$13.2

Adjusted net income including discontinued operations (from above)	$4.3	$13.2

Adjusted net income (from above)	$4.5	$12.2

Denominator for diluted earnings per share (000s)	20,479	20,901

Earnings per share:
Diluted earnings per share	$0.20	$0.63
Adjusted diluted earnings per share including discontinued operations	$0.21	$0.63
Adjusted diluted earnings per share	$0.22	$0.58

Page 8 – Koppers Reports First Quarter 2009 Results

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended March 31,
	2009	2008
Net income	$4.6	$13.8
Interest expense	10.2	10.9
Depreciation and amortization	6.0	6.9
Income tax provision	3.4	8.1
Discontinued operations	0.2	(1.0)

EBITDA with noncontrolling interests	24.4	38.7
Unusual items impacting net income (1)
Co-generation plant outage	0.4	—

Adjusted EBITDA with noncontrolling interests	$24.8	$38.7

(1)	Cost of sales for the three months ended March 31, 2009 includes $0.4 million for an outage at a co-generation facility in Muncy, Pennsylvania.